                                                                   Exhibit B-7

                           MISSISSIPPI POWER COMPANY
                             GULFPORT, MISSISSIPPI

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1997

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Mississippi Power Company will be held at the offices of its affiliate Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia, on December 10, 1997 at 4:15 p.m., Eastern time, to consider and act on the following proposal, as more fully described in the attached Proxy Statement:

          PROPOSAL: To remove from the Company's Articles of Incorporation, as amended, (i) Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company, (ii) Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section, a provision which requires the vote of the holders of at least a majority of the total voting power of the outstanding Company preferred stock to approve the sale of all or substantially all of the Company's property and mergers or consolidations that have not been approved under the Public Utility Holding Company Act of 1935, as amended, and (iii) Subparagraph (B) (except the first paragraph therein) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels;

and for the purpose of transacting any and all business in connection with the foregoing and any other business that may properly come before said meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on November 6, 1997, with respect to $100 Preferred Stock, and November 7, 1997, with respect to Depositary Preferred Stock, will be entitled to notice of and to vote at said meeting or any adjournment or adjournments thereof.

     For the reasons set forth in the attached Proxy Statement, you are urged to vote FOR the proposal.

     Shareholders are entitled to assert dissenters' rights and demand payment for their shares under Article 13 of the Mississippi Business Corporation Act, which is set forth in its entirety as Appendix B to the attached Proxy Statement. A shareholder who wishes to assert dissenters' rights must not vote his shares in favor of the proposed amendment and, therefore, cannot receive the special cash payment described herein.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE MARK, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. In the event you are able to attend the meeting, you may revoke the Proxy by voting your shares in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael W. Southern
                                          Vice President, Secretary, Treasurer
                                          and Financial Officer

Gulfport, Mississippi
November 3, 1997

                           MISSISSIPPI POWER COMPANY
                             GULFPORT, MISSISSIPPI

                             ---------------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 10, 1997

                             ---------------------

                                PROXY STATEMENT

                                                              OUTSTANDING     CUSIP
TITLE OF SERIES OF PREFERRED                                    SHARES       NUMBER
----------------------------                                  -----------   ---------
Depositary Preferred Stock, each representing one-fourth of
  a share of preferred stock ($100 par value)
  6.32% Series..............................................    600,000     605417831
  6.65% Series..............................................    336,160     605417815
Preferred Stock ($100 par value)
  7.00% Series..............................................     50,000     605417500

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mississippi Power Company (the "Company") from the holders (the "Preferred Shareholders") of the 7.00% Series of the Company's outstanding Preferred Stock, with a par value of $100 per share (collectively, the "$100 Preferred Stock"), and the 6.32% Series and the 6.65% Series of the outstanding shares of depositary preferred stock, each representing one-fourth of a share of Preferred Stock, with par values of $100 per share (collectively, the "Depositary Preferred Stock" and, together with the $100 Preferred Stock, the "Preferred Stock"). Such proxies are to be used at the Special Meeting of Shareholders of the Company to be held at the offices of its affiliate Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia, on December 10, 1997 at 4:15 p.m., Eastern time, or any adjournment or postponement of such meeting (the "Special Meeting"). IF THE PROPOSED AMENDMENT (AS DEFINED HEREIN) IS APPROVED AND ADOPTED BY THE COMPANY'S SHAREHOLDERS, THE COMPANY WILL MAKE A SPECIAL CASH PAYMENT (THE "SPECIAL CASH PAYMENT") EQUAL TO 1.00% OF THE PAR VALUE PER SHARE (AS DEFINED HEREIN) (OR $1.00 PER SHARE OF $100 PREFERRED STOCK AND $0.25 PER SHARE OF DEPOSITARY PREFERRED STOCK) FOR EACH SHARE PROPERLY VOTED IN FAVOR OF THE PROPOSED AMENDMENT. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted).

     The solicitation of proxies has been approved by the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"). This Proxy Statement is first being mailed on or about November 3, 1997. The record date with respect to the $100 Preferred Stock is November 6, 1997 and the record date with respect to the Depositary Preferred Stock is November 7, 1997.

     The principal executive offices of the Company are located at 2992 West Beach, Gulfport, Mississippi 39501. The telephone number is (601) 864-1211.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT.

                                    SUMMARY

     The Board of Directors of the Company is soliciting proxies from all holders of the shares of each series of the Company's outstanding preferred stock (the "Shares") for use at the Special Meeting of Shareholders of the Company. The proposal to be presented at the Special Meeting, if adopted, is intended to provide the Company with the necessary flexibility to meet the demands of an increasingly competitive electric utility industry. See "Reasons for the Proposed Amendment."

     The Special Meeting is being held to consider an amendment to the Company's Articles of Incorporation, as amended (the "Charter"), which would eliminate the provisions restricting the ability of the Company to issue unsecured indebtedness, to sell assets, merge or consolidate and to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels. If the Proposed Amendment is approved by the shareholders, such restrictions contained in the Charter will be eliminated with respect to the outstanding Shares.

     The Company will pay certain consent fees. See "Solicitation of Proxies."

     If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a Special Cash Payment equal to 1.00% of the par value per Share (or $1.00 per Share of $100 Preferred Stock and $0.25 per Share of Depositary Preferred Stock) for each Share properly voted in favor of the Proposed Amendment.

     Preferred Shareholders are entitled to assert dissenters' rights and demand payment for their Shares under Article 13 of the Mississippi Business Corporation Act, which is set forth in its entirety as Appendix B to this Proxy Statement. A Preferred Shareholder who wishes to assert dissenters' rights must not vote his Shares in favor of the Proposed Amendment and, therefore, cannot receive the Special Cash Payment. See "Rights of Dissenting Shareholders."

     Questions or requests for assistance may be directed to Corporate Investor Communications, Inc. (the "Information Agent") at (888) 881-0526 (toll free) or banks and brokers call (888) 349-2003 or to Merrill Lynch & Co. ("Merrill Lynch") at (888) 654-8637 (toll free). Requests for additional copies of this Proxy Statement, the Proxy or other proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense.

     The foregoing summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement.

                       EXECUTION AND REVOCATION OF PROXY

     THE ENCLOSED PROXY IS SOLICITED BY THE COMPANY'S BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT. Preferred Shareholders voting at the Special Meeting by proxy must use the enclosed Proxy. Shares of the Company's outstanding preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in their discretion.

     Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting.

                             SPECIAL CASH PAYMENTS

     Subject to the terms and conditions set forth in this Proxy Statement, if (but only if) the Proposed Amendment is approved and adopted by the shareholders of the Company, the Company will make a Special Cash Payment to each Preferred Shareholder who voted in favor of the Proposed Amendment, in person by ballot or by proxy, at the Special Meeting in the amount equal to 1.00% of the par value per Share (or $1.00 per Share of $100 Preferred Stock or $0.25 per Share of Depositary Preferred Stock) for each Share held by such Preferred Shareholder which is so voted. The Company has been advised that there is no controlling precedent under state law as to the permissibility of its making the Special Cash Payment. Although, as a result, there can be no assurance as to how a court would rule on the issue, the Company believes that the Offer (as defined herein) is fair to Preferred Shareholders and has determined to make the Special Cash Payment. SPECIAL CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS AS OF THE RECORD DATE ONLY IN RESPECT OF EACH SHARE WHICH IS VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted). If the Proposed Amendment is approved and adopted, Special Cash Payments will be paid out of the Company's general funds, promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Special Cash Payments regardless of any delay in making such payments.

     Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record Preferred Shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee. The Company will make Special Cash Payments only to Preferred Shareholders who are registered holders as of the Record Date. Any beneficial owner of Shares who is not the registered holder of such Shares as of the Record Date must arrange with the record Preferred Shareholder to receive his proportionate interest in the Special Cash Payments made to such record Preferred Shareholder. The Company will have no responsibility or liability for any aspect of the records relating to or payments made on account of any beneficial owner's interest in the Special Cash Payments made to a record Preferred Shareholder.

                               PROPOSED AMENDMENT

BUSINESS TO COME BEFORE THE SPECIAL MEETING

     The following proposed amendment (the "Proposed Amendment") to the Charter is the only item of business expected to be presented at the Special Meeting:

     To remove in their entirety (i) Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company, (ii) Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter, a provision which requires the vote of the holders of at least a majority of the total voting power of the outstanding Company preferred stock to approve the sale of all or substantially all of the Company's property and mergers or consolidations that have not been approved under the Holding Company Act, and (iii) Subparagraph (B) (except the first paragraph therein) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter, a provision restricting the ability of the Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels.

     THE FOLLOWING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF PROVISIONS OF THE CHARTER, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE CHARTER AND SUBPARAGRAPHS (B), (F)(A) AND (F)(B) OF PARAGRAPH FOURTH UNDER "GENERAL PROVISIONS" OF THE "PREFERRED STOCK" SECTION THEREIN (AS DESCRIBED BELOW). SEE APPENDIX A HERETO FOR THE TEXT OF THE PROVISIONS TO BE DELETED.

EXPLANATION OF THE PROPOSED AMENDMENT

     Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not issue or assume any securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued by the Company resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of its preferred stock or of any senior or equally ranking stock) if, immediately after such issue or assumption, (a) the total outstanding principal amount of all securities representing unsecured debt of the Company would exceed 20% of the aggregate of all existing secured debt of the Company and the capital stock, premiums thereon and surplus of the Company as stated on the Company's books; or (b) the total outstanding principal amount of all securities representing unsecured debt of the Company of maturities of less than ten years would exceed 10% of such aggregate (the "Debt Limitation Provision").

     Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not dispose of all or substantially all of its property or merge or consolidate, unless such action has been approved by the Commission under the Holding Company Act (the "Merger Provision").

     Subparagraph (B) (except the first paragraph therein) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, the Company's dividends on its common stock are limited to 50% of net income available for such stock during a period of 12 months if, calculated on a corporate basis, the ratio of its common stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of such net income if such ratio is 20% or more but less than 25% (the "Common Stock Dividend Provision").

     The Proposed Amendment, if adopted, would eliminate from the Charter in their entirety the Debt Limitation Provision, the Merger Provision and the Common Stock Dividend Provision (collectively, the "Restriction Provisions"), each as set forth in full in Appendix A hereto.

                       REASONS FOR THE PROPOSED AMENDMENT

     The electric utility industry has become, and will continue to be, increasingly competitive as the result of various factors, including regulatory and technological developments. Various federal and state regulatory initiatives designed to promote wholesale and retail competition include, among other things, proposals that would allow customers to choose their electricity provider. As these competitive initiatives materialize, the structure of the utility industry could radically change. The Company believes that maintaining and improving its position as a low-cost producer and having the flexibility to respond to developments in the industry will be crucial to its success in the new competitive marketplace.

     The Company believes that adoption of the Proposed Amendment is important to creating the necessary flexibility to respond to any industry developments.

     The restrictions that would be eliminated by the Proposed Amendment generally do not burden the industry's new competitors (power marketers, independent power producers, exempt wholesale generators and owners of cogeneration facilities), nor even other public utility companies. These restrictions stem from the fact that the Company and its affiliates are subject to regulation under the Holding Company Act. Such restrictions were initially imposed as a result of the Commission's 1956 Statement of Policy Regarding Preferred Stock Subject to the Public Utility Holding Company Act of 1935. The Commission recently has noted that the Statement of Policy is out of date and has not kept pace with the rapidly changing securities markets. Furthermore, the Commission stated that the marketplace should more appropriately determine the terms and conditions applicable to securities issuances.

     Management considers that elimination of the Debt Limitation Provision is crucial to the Company's financial flexibility and its ability to effect future capital cost reductions. The deletion of this provision from the Charter will allow the Company to utilize more fully various unsecured debt alternatives and thus improve its ability to take full advantage of changing conditions in the capital markets. The additional flexibility will, for example, permit the Company to issue long-term debt when, because of mortgage coverage restrictions or other reasons, it may be unattractive or not possible to issue any additional first mortgage bonds. In addition, elimination of the Debt Limitation Provision will afford the Company greater flexibility in the issuance of short-term debt to meet seasonal cash requirements with what is usually the least expensive form of capital.

     The Company believes that the Merger Provision is an unnecessary restriction on the ability of the Company to consider strategic responses to the increasingly competitive utility industry. For instance, the Merger Provision provides that, unless approved under the Holding Company Act, the sale or lease of certain of the Company's properties would require Preferred Shareholder approval in addition to any statutory requirement under state law. Such an additional burden could hinder the Company's ability to conduct its business operations in this changing utility environment. Furthermore, the elimination of the Merger Provision will not affect voting rights of stockholders under applicable state law.

     Similarly, the Common Stock Dividend Restriction unnecessarily impedes the financial flexibility of the Company and The Southern Company ("Southern"). The Common Stock Dividend Restriction prevents the Company from paying dividends on its common stock unless the Company maintains a certain equity capitalization. This restriction (a vestige of the 1956 Statement of Policy) is in addition to
(i) the statutory requirements on the Company's ability to pay dividends on its common stock that arise under state law and (ii) other provisions of the Company's Charter, which provide that the Company may not pay dividends unless it is current in the payment of dividends on its preferred stock. Due to continued applicability of these restrictions, the Company views the Common Stock Dividend Restriction as an unduly burdensome and unnecessary provision which could restrict the ability of the Company and Southern to participate in today's capital markets.

                   CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

     If the Proposed Amendment becomes effective, preferred shareholders will no longer be entitled to the benefits of the Charter provision limiting the amount of unsecured debt the Company may issue, which will have been deleted by the Proposed Amendment. As discussed above, such provision places restrictions on the Company's ability to issue or assume unsecured indebtedness. Although the Company's debt instruments may contain certain restrictions on the Company's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded the Company by the deletion of the Debt Limitation Provision may permit the Company to take certain actions that may increase the credit risks with respect to the Company, adversely affecting the market price and credit rating of the shares of preferred stock, or otherwise be materially adverse to the interests of the preferred shareholders. In addition, to the extent that the Company elects to issue additional unsecured debt, including trust preferred securities, the preferred shareholders' relative position in the Company's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the shares of preferred stock.

     The Proposed Amendment, if it becomes effective, would delete the Merger Provision and, therefore, may permit the Company to engage in certain transactions not subject to approval by the Commission under the Holding Company Act that would otherwise have required the consent of preferred stockholders. In addition, elimination of the Common Stock Dividend Provision may permit the Company to pay common stock dividends in amounts that would otherwise have been prohibited. Any such transaction or payment may have a material adverse effect on the holders of the Company's preferred stock. As described under "Reasons for the Proposed Amendment," however, adoption of the Proposed Amendment will not affect voting rights of stockholders or restrictions on the Company's ability to pay common stock dividends under applicable state law.

                                 VOTING SHARES

     With respect to the $100 Preferred Stock, November 6, 1997 and, with respect to the Depositary Preferred Stock, November 7, 1997 (collectively, the "Record Date") have been fixed as the respective record dates for the determination of shareholders entitled to notice of and to vote at the Special Meeting. A separate Offer to Purchase and Proxy Statement is being mailed to the holders of the 4.40% Series, the 4.60% Series and the 4.72% Series of the Company's preferred stock pursuant to which Southern is making a tender offer (the "Offer") for such series and the Company is soliciting proxies in connection with the Proposed Amendment.

     The Company's Charter authorizes the issuance of 1,130,000 shares of common stock, without par value, of which 1,121,000 shares are outstanding. All of such shares are owned by Southern.

     The Company's Charter also authorizes the issuance of 544,139 shares of preferred stock, par value $100 per share. The Company has also issued shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, par value $100 per share. There are 160,099 shares of the preferred stock and 936,160 shares of depositary preferred stock outstanding on the Record Date. Such shares are publicly held and are divided into four separate classes of preferred stock and two separate classes of depositary preferred stock. Such classes constitute individual series of preferred stock and depositary preferred stock, respectively, and vary from each other with respect to dividend rates, redemption prices and amounts payable on liquidation. All outstanding shares of the Company's preferred stock are entitled to vote on the Proposed Amendment as a single class, each share of preferred stock being counted as one, and each share of depositary preferred stock being counted as one-quarter.

     Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the Shares as of October 30, 1997.

     Officers and directors of the Company as a group owned, as of October 30, 1997, less than 1% of the total number of Shares and of the common stock of Southern.

                       VOTING REQUIREMENTS AND PROCEDURES

     Adoption of the Proposed Amendment requires the affirmative vote of the holders of (i) at least a majority of the shares of the capital stock of the Company then outstanding and entitled to vote (i.e., the common stock) and (ii) at least two-thirds of the total voting power of the Company's preferred stock outstanding (counting shares as described above). Abstentions and broker non-votes will have the effect of votes against the Proposed Amendment. SOUTHERN, THE OWNER OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY, HAS ADVISED THE COMPANY THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN FAVOR OF THE PROPOSED AMENDMENT.

     Votes at the Special Meeting will be tabulated preliminarily by The Bank of New York, as Depositary for shares tendered pursuant to the Offer, and Corporate Investor Communications, Inc., the Information Agent. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the Special Meeting. The Company has no established procedure for confidential voting.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     The following is a summary of dissenters' rights available to Preferred Shareholders of the Company, which summary is necessarily incomplete and selective and is qualified in its entirety by reference to Article 13 of the Mississippi Business Corporation Act, set forth in its entirety as Appendix B.

     Procedure for Exercise of Dissenters' Rights. A Preferred Shareholder who wishes to assert dissenters' rights must deliver to the Company, before the vote is taken at the Special Meeting, a written notice of his or her intent to demand payment for his or her Shares if the Proposed Amendment is effectuated, and must not vote his or her Shares in favor of the Proposed Amendment. A Preferred Shareholder who does not satisfy the foregoing notice requirement will not be entitled to payment for his or her Shares under Mississippi law. Because a Preferred Shareholder who wishes to assert dissenters' rights must not vote in favor of the Proposed Amendment, such holder cannot receive the Special Cash Payment.

     If the Proposed Amendment is authorized at the Special Meeting, the Company will deliver a written dissenters' notice to all Preferred Shareholders who satisfied the above notice requirement. The notice to dissenters must be sent no later than ten days after the Proposed Amendment is effective and must: (1) state where the payment demand must be sent and where and when certificates for certificated Shares must be deposited; (2) inform holders of uncertificated Shares to what extent transfer of the Shares will be restricted after the payment demand is received; (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Proposed Amendment and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the Shares before that date; (4) set a date by which the Company must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice described in the first sentence of this paragraph is delivered; and (5) be accompanied by a copy of Article 13 of the Mississippi Business Corporation Act.

     A shareholder who has been sent a dissenters' notice from the Company must demand payment, certify whether he or she acquired beneficial ownership of the Shares before the date required to be set forth in the notice from the Company pursuant to clause (3) above and deposit his or her certificates in accordance with the terms of the notice from the Company. A shareholder who demands payment and deposits his or her Shares will retain all other rights as a shareholder until his or her rights are canceled or modified by the Proposed Amendment becoming effective. A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the notice sent by the Company, will not be entitled to payment for his or her Shares under the Mississippi Business Corporation Act.

     Except for after-acquired Shares of a Preferred Shareholder, as soon as the Proposed Amendment is effective, or upon receipt of a payment demand, the Company will be required to pay each dissenter who complied with the Mississippi Business Corporation Act the amount the Company estimates to be the fair value of his or her Shares, plus accrued interest. The payment must be accompanied by:
(1) a balance sheet of the Company as of December 31, 1996, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements of the Company, if any; (2) a statement of the estimate of the Company of the fair value of the Shares; (3) an explanation of how interest was calculated; (4) a statement of the right of the dissenter to demand payment if the shareholder is dissatisfied with the payment or offer; and (5) a copy of Article 13 of the Mississippi Business Corporation Act.

     If the Company does not effect the Proposed Amendment within 60 days after the date set for demanding payment and depositing Share certificates, the Company will return the deposited certificates and release the transfer restrictions imposed on uncertificated Shares. If, after returning deposited certificates and releasing transfer restrictions, the Company effects the Proposed Amendment, it must send a new notice to dissenters under Article 13 of the Mississippi Business Corporation Act and repeat the payment demand procedure.

     The Company may elect to withhold payment required as described above from a dissenter unless such dissenter was the beneficial owner of the Shares before the date set forth in the notice to dissenters as the date of the first announcement to news media or to shareholders of the terms of the Proposed Amendment. To the extent the Company elects to withhold payment as set forth in the preceding sentence, after the Proposed Amendment is effected, the Company shall estimate the fair value of the Shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The Company shall send with its offer a statement of its estimate of the fair value of the Shares, an explanation of how interest was calculated and a statement of the right of the dissenter to demand payment if the dissenter is dissatisfied with the payment or offer.

     A dissenter may notify the Company in writing of his or her own estimate of the fair value of his or her Shares and the amount of interest due, and demand payment of his or her estimate (less any payment made theretofore by the Company), or reject the Company's offer and demand payment of the fair value of his or her Shares and interest due, if: (1) the dissenter believes that the amount paid or offered by the Company is less than the fair value of his or her Shares or that the interest due is incorrectly calculated; (2) the Company fails to make payment within 60 days after the date set for demanding payment; or (3) the Company, having failed to effect the Proposed Amendment, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated Shares within 60 days after the date set for demanding payment. A dissenter waives his or her right to demand payment under the foregoing procedure unless he or she notifies the Company of his or her demand in writing within 30 days after the Company made or offered payment for his or her Shares.

     Judicial Appraisal of Shares. If a demand for payment remains unsettled, the Company shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the Shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. The Company shall commence the proceeding in the chancery court of the county where its principal office is located, and it shall make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their Shares and all parties must be served with a copy of the petition. The jurisdiction of the court in which the proceeding is commenced will be exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenters will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds that fair value of his or her Shares, plus interest, exceeds the amount paid by the Company, or (2) for the fair value, plus accrued interest, of his after-acquired Shares for which the Company elected to withhold payment.

     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against the Company, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable: (1) against the Company and in favor of any or all dissenters if the court finds the Company did not substantially comply with the relevant requirements of the Mississippi Business Corporation Act; or (2) against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Article 13 of the Mississippi Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award the counsel reasonable fees to be paid out of the amounts awarded to dissenters who were benefited.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Troutman Sanders LLP, counsel to Southern, the following summary describes the principal United States Federal income tax consequences of the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, foreign persons or entities who own or have owned, actually or constructively, more than five percent of such Shares, Preferred Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or Preferred Shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). PREFERRED SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     As used herein, the term "United States Holder" means a beneficial owner of a Share that is (i) for United States Federal income tax purposes a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (iv) any trust that is not a foreign trust under Section 7701(a)(31) of the Code. As used herein, the term "Non-United States Holder" means a beneficial owner of a Share that is not a United States Holder.

TAX CONSIDERATIONS GENERALLY

     The receipt of a Special Cash Payment by a Preferred Shareholder will be a taxable transaction for United States Federal income tax purposes. However, Preferred Shareholders, whether or not they receive Special Cash Payments, will not recognize any taxable income or loss with respect to the Shares as a result of the modification of the Charter by the Proposed Amendment.

SPECIAL CASH PAYMENTS

     United States Holders. The Federal income tax consequences of the receipt by Preferred Shareholders of Special Cash Payments is not entirely clear. The Company will, for Federal income tax withholding and information reporting purposes, treat Special Cash Payments as ordinary, non-dividend income to recipient United States Holders.

     Non-United States Holders. The Company will treat Special Cash Payments paid to Non-United States Holders as subject to withholding of United States Federal income tax at a rate of 30%. However, a Special Cash Payment that is effectively connected with the conduct of a trade or business by a Non-United States Holder within the United States will not be subject to such withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Payments are so effectively connected), but instead will be subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

BACKUP WITHHOLDING

     ANY PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT AND WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE INFORMATION AGENT) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE SPECIAL CASH PAYMENT. To prevent United States Federal income tax backup withholding with respect to the Special Cash Payment, a United States Holder must provide the Information Agent with the Preferred Shareholder's correct Taxpayer Identification Number ("TIN") and certify that the Preferred Shareholder is not subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the Proxy. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Holder to qualify for such exemption, such Preferred Shareholder must provide the Information Agent with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a foreign Preferred Shareholder to qualify as an exempt recipient, the foreign holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Information Agent.

     Unless a Preferred Shareholder provides the appropriate certification, under the applicable law and regulations concerning "backup withholding" of United States Federal income tax, the Information Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to such Preferred Shareholder or other payee. The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States Federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS. However, backup withholding is not required for amounts subject to 30% withholding discussed above under "Special Cash Payments -- Non-United States Holders."

                            SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies. The Company has engaged Corporate Investor Communications, Inc. to act as Information Agent in connection with the solicitation of proxies for a fee of $2,000, plus unit fees per preferred shareholder contacted, plus reimbursement of reasonable out-of-pocket expenses. The Company has also engaged Merrill Lynch & Co. to act as Dealer Manager in connection with the solicitation of proxies for a fee of an amount equal to 0.50% of the par value per Share of Preferred Stock voted in favor of the Proposed Amendment, plus reimbursement of certain out-of-pocket expenses. With respect to the Shares of Preferred Stock voted in favor of the Proposed Amendment, if the Proposed Amendment is approved and adopted, the Company will pay a consent fee of an amount equal to 0.50% of the par value per Share of its Preferred Stock; provided, however, with respect to transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares of such Preferred Stock, the Company will pay a consent fee of an amount equal to 0.25% of the par value per Share of such Shares. With respect to fees payable pursuant to the immediately preceding sentence (x) that involve transactions for beneficial owners whose ownership is less than 2,500 Shares, any fee payable thereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case such fee shall be paid in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager) and (y) that involve transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fee payable thereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager).

     A designated Soliciting Dealer is an entity obtaining the Proxy, if the Proxy shall indicate its name and it is (a) any broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting proxies outside the United States to the same extent as though it were an NASD member, or (c) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer with respect to the solicitation of Proxies unless the Proxy designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being voted for the benefit of one or more beneficial owners identified on the Notice of Solicited Proxies (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the solicitation of Proxies by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to solicitation of Proxies for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Information Agent or the Dealer Manager for purposes of the Proxy solicitation.

     Soliciting Dealers will include any organizations described in clauses (a),
(b) or (c) above even when the activities of such organization in connection with the Proxy solicitation consist solely of forwarding to clients materials relating to the Proxy solicitation, and rendering Proxies as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to vote for or against the Proposed Amendment. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Proxy solicitation included any activities other than those described above, and for all purposes noted in all materials relating to the Proxy solicitation, the term "solicit" shall be deemed to mean no more than "processing shares voted" or "forwarding to customers materials regarding the Proxy solicitation."

     Proxies will be solicited by mail or by telephone. In addition, officers and employees of the Company or its affiliates may also solicit proxies personally or by telephone; such persons will receive no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations, other than conveying information related to the recommendations of the Board, in connection with the Proposed Amendment.

     The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's outstanding preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

     The solicitation of proxies has been approved by the Commission under the Holding Company Act. An application has been filed with the Commission under the Holding Company Act requesting approval of the Proposed Amendment.

                   WHAT NUMBER TO GIVE THE INFORMATION AGENT

     The Taxpayer Identification Number ("TIN") a Preferred Shareholder is required to give the Information Agent is the social security number or employer identification number of the registered owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

     A Preferred Shareholder is required to provide the Information Agent with
(i) in the case of a United States Preferred Shareholder, a TIN and a certification on Substitute Form W-9 that the IRS has not notified such shareholder that he is subject to backup withholding, or (ii) in the case of a foreign Preferred Shareholder, a properly completed Form W-8. Failure to provide the information on either Substitute Form W-9 or Form W-8 may subject the Preferred Shareholder to a $50 penalty imposed by the IRS and to 31% Federal income tax backup withholding on the payment of the Special Cash Payment. The box in Part 2 of Substitute Form W-9 may be checked if the Preferred Shareholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 2 is checked and the Information Agent is not provided with a TIN by the time of payment, the Information Agent will withhold 31% on the payment of the Special Cash Payment thereafter until a TIN is provided to the Information Agent.

                        FINANCIAL AND OTHER INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth

Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Reports, proxy materials and other information about the Company are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The financial statements of the Company and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and its Current Reports on Form 8-K dated February 12, 1997 and February 20, 1997, each as filed with the Commission, are hereby incorporated by reference. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting (or any adjournment thereof) shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of its documents described above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents. Such requests should be directed to Secretary, Mississippi Power Company, 2992 West Beach, Gulfport, Mississippi 39501, telephone: (601) 864-1211. The information relating to the Company contained in this Proxy Statement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

     Questions or requests for assistance in connection with this Proxy Statement and the accompanying Proxy may be directed to Corporate Investor Communications, Inc. at (888) 881-0526 (toll free) or banks and brokers call
(888) 349-2003 or to Merrill Lynch & Co. at (888) 654-8637 (toll free). Requests for additional copies of this Proxy Statement, the Proxy or other proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     No representative of Arthur Andersen LLP, the Company's independent public accountants, is expected to be present at the Special Meeting unless prior to the day of the Special Meeting the Secretary of the Company has received written notice from a Preferred Shareholder addressed to the Secretary at Mississippi Power Company, 2992 West Beach, Gulfport, Mississippi 39501 that such Preferred Shareholder will attend the Special Meeting and wishes to ask questions of a representative of Arthur Andersen LLP.

                              DELIVERY OF PROXIES

     Properly executed proxies must be received by mail at or prior to the Special Meeting which will be held on December 10, 1997. Such proxies may be mailed to The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248. A return envelope is enclosed for your convenience.

                                 OTHER MATTERS

     The Board of Directors knows of no matter other than the foregoing to come before the Special Meeting. If any other matters properly come before the Special Meeting or any adjournment thereof, however, it is intended that the persons designated as proxies in the enclosed proxy will vote on such matters in their discretion.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Michael W. Southern
                                          Vice President, Secretary, Treasurer
                                          and Chief Financial Officer

Gulfport, Mississippi
November 3, 1997

                                   APPENDIX A

       PROVISIONS OF THE CHARTER TO BE DELETED BY THE PROPOSED AMENDMENT

     Unless otherwise defined, capitalized terms used herein are used as defined in the Charter.

THE DEBT LIMITATION PROVISION

     Subparagraph (F)(b) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter states:

          "So long as any shares of the preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the shares of preferred stock at the time outstanding,

             (b)(i) issue or assume any unsecured notes, debentures or other securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities issued or assumed by the corporation resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the preferred stock or of any kind of stock over which the preferred stock does not have preference as to the payment of dividends and as to assets) if immediately after such issue or assumption (1) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the corporation will thereby exceed 20% of the aggregate of all existing secured debt of the corporation and the capital stock, premiums thereon and surplus of the corporation as stated on its books; or (2) the total outstanding principal amount of all unsecured notes, debentures or other securities representing unsecured debt of the corporation of maturities of less than ten years would exceed 10% of such aggregate;

             (ii) for the purpose of sub-paragraph (i) above, the payment due upon the maturity of unsecured debt having an original single maturity in excess of 10 years or the payment due upon the final maturity of any unsecured serial debt which had original maturities in excess of ten years shall not be regarded as unsecured debt of a maturity of less than 10 years until such payment shall be required to be made within 3 years."

THE MERGER PROVISION

     Subparagraph (F)(a) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter states:

          "So long as any shares of the preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the shares of preferred stock at the time outstanding,

          (a) sell, lease or exchange all or substantially all of its property or merge or consolidate with or into any other corporation or corporations, unless such sale, lease, exchange, merger or consolidation, or the issuance and assumption of all securities to be issued or assumed in connection therewith, shall have been ordered, approved or permitted by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935; provided, however, that nothing in this paragraph contained shall authorize any such sale, lease, exchange, merger or consolidation by the vote of the holders of a less number of shares of the preferred stock, or of any other class of stock, or of all classes of stock, than is required for any such sale, lease, exchange, merger or consolidation by the laws of the State of Mississippi at the time applicable thereto."

THE COMMON STOCK DIVIDEND PROVISION

     The relevant provision of Subparagraph (B) of Paragraph FOURTH under "General Provisions" of the "Preferred Stock" section of the Charter states:

          "So long as any shares of the preferred stock are outstanding, the payment of dividends on the common stock (other than dividends payable in common stock) and the making of any distribution of assets to holders of common stock by purchase of shares or otherwise (each of such actions being herein embraced within the term "payment of common stock dividends") shall be subject to the following limitations:

             (a) If and so long as the ratio of the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock (including premiums on the common stock but excluding premiums on the preferred stock) and of the surplus of the corporation to the total capitalization and surplus of the corporation at the end of a period of twelve consecutive calendar months within the fourteen calendar months immediately preceding the calendar month in which the proposed payment of common stock dividends is to be made (which period is hereinafter referred to as the "base period"), adjusted to reflect the proposed payment of common stock dividends (which ratio is hereinafter referred to as the "capitalization ratio"), is less than 20%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 50% of the net income of the corporation available for the payment of dividends on the common stock during the base period;

             (b) If and so long as the capitalization ratio is 20% or more but less than 25%, the payment of common stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 75% of the net income of the corporation available for the payment of dividends on the common stock during the base period;

             (c) Except to the extent permitted under paragraphs (a) and (b) above, the corporation shall not make any payment of common stock dividends which would reduce the capitalization ratio to less than 25%.

     For the purpose of the foregoing provisions, the following terms shall have the following meanings:

          (1) The term "net income of the corporation available for the payment of dividends on the common stock" shall mean for any period the balance remaining after deducting from the total gross revenues of the corporation from all sources during such period the following:

             (a) all operating expenses and taxes, including charges to income for general taxes and for federal and state taxes measured by income, for retirement or depreciation reserve and for amortization or other disposition of amounts, if any, classified as amounts in excess of original cost of utility plant; (b) the greater of (i) the amount, if any, by which the aggregate of the charges to income during the period in question for repairs, maintenance and provision for depreciation is less than the maintenance and replacement requirement embodied in the Indenture or any indenture supplemental thereto, succeeding the same or in substitution therefor, and (ii) the amount, if any, by which the charges to income during the period in question as provision for depreciation is less than the replacement requirement embodied in
        Section 4 of the Supplemental Indenture dated as of June 1, 1964 supplemental to the Indenture, or any requirement succeeding the same or in substitution therefor; (c) all interest charges and other income deductions, including charges to income for amortization of debt discount, premium and expense and preferred stock premium and expense; and (d) all dividends applicable to the period in question on stock having preference over the common stock as to the payment of dividends.

          (2) The term "total capitalization" shall mean the aggregate of the principal amount of all outstanding indebtedness of the corporation maturing more than twelve months after the date of issue thereof, plus the par value of, or stated capital represented by, the outstanding shares of all classes of stock of the corporation, including any premiums on capital stock.

          (3) The term "surplus" shall include capital surplus, earned surplus and any other surplus of the corporation, adjusted to eliminate (i) any amounts which may then be classified by the corporation on its books as amounts in excess of the original cost of utility plant and which are not provided by reserve, (ii) any items set forth on the asset side of the balance sheet of the corporation as a result of accounting convention, such as unamortized debt discount and expense and preferred stock expense, unless any such amount or item, as the case may be, is being amortized or is being provided for by reserve, and (iii) the excess, if any, of the aggregate amount payable in event of involuntary liquidation of the corporation upon all series of preferred stock over the sum of (a) the aggregate of the par value of, or stated capital represented by, such shares and (b) any premiums thereon."

                                   APPENDIX B

             ARTICLE 13 OF THE MISSISSIPPI BUSINESS CORPORATION ACT

                               DISSENTERS' RIGHTS

                                  SUBARTICLE A

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 79-4-13.01.  DEFINITIONS.

     In this article:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

          (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 79-4-13.02.  RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either
(i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

     (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC. 79-4-13.03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                                  SUBARTICLE B

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 79-4-13.20.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

SEC. 79-4-13.21.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

SEC. 79-4-13.22.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this article.

SEC. 79-4-13.23.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SEC. 79-4-13.24.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 79-4-13.25.  PAYMENT.

     (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenters' right to demand payment under
     Section 79-4-13.28; and

          (5) A copy of this article.

SEC. 79-4-13.26.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

SEC. 79-4-13.27.  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

SEC. 79-4-13.28.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if;

          (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                                  SUBARTICLE C

                          JUDICIAL APPRAISAL OF SHARES

SEC. 79-4-13.30.  COURT ACTION.

     (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

SEC. 79-4-13.31.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of the Proxy Statement and the accompanying Proxy may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense.

                             The Information Agent:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                           (888) 881-0526 (toll free)
                             Banks and Brokers call
                                 (888) 349-2003

                              The Dealer Manager:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           (888) ML4-TNDR (toll free)
                                ((888) 654-8637)

     Properly executed Proxies must be received by mail at or prior to the Special Meeting which will be held on December 10, 1997. Such Proxies should be sent to:

                              The Bank of New York
                          Tender & Exchange Department
                                 P.O. Box 11248
                             Church Street Station
                         New York, New York 10286-1248